Exhibit 10.1

OneBeacon Insurance Group, Ltd.
Long-Term Incentive Plan
2014-2016 Performance Share Grant

THIS GRANT (this “Grant”) is made, effective as of February 25, 2014, between OneBeacon Insurance Group, Ltd., a Bermuda company limited by shares (the "Company") and <First NAME> <Last NAME> (the "Participant").

RECITALS:

WHEREAS, the Company has adopted the Long-Term Incentive Plan (“Plan”), which Plan is incorporated herein by reference and made part of this Grant; and

WHEREAS, the Board has determined that it would be in the best interest of the Company and its owners to grant the award provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Grant: Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Grant, the Company hereby grants to the Participant a Performance Share Award of <# Of SHARES> shares.

2.    Award Period: The Award Period shall be January 1, 2014 through December 31, 2016.

3.    Performance Objective: The Performance Objective shall be annual 14% Growth in Book Value per Common Share (GBVPS) including an adjustment for dividends paid. The GBVPS for the Award Period as a whole will be the average (mean) of the GBVPS as determined by the Board in its sole discretion for each of the three Performance Periods.

4.    Performance Percentage: The Performance Percentage shall be dependent on the extent to which the Performance Objective is attained, and shall be determined as follows:

GBVPS	Performance Percentage
7% or lower	0%
14%	100%
21% or higher	200%

The Growth in Book Value per Common Share for the Award Period is calculated to the nearest one-tenth of one percent. For GBVPS between 7% and 21%, the Performance Percentage will be determined on the basis of straight line interpolation.

5.    Award Payment: Subject to all terms and conditions of the Plan, the Participant’s Actual Value at the end of the Award Period will be settled in cash, in Class A Common Shares (“Shares”), or partly in cash and partly in Shares, as determined by the Committee.

In the event of any cash, the cash value will be:
(a) the Actual Value, times
(b) the percentage of the Award settled in cash;

and the number of Shares issued will be:
(a) the Actual Value, divided by
(b) the Market Value of a share, times
(c) the percentage of the Award settled in Shares

If settled entirely in Shares, the number of Shares issued will be:
(a) the Actual Value, divided by
(b) the Market Value of a share.

6.    Termination of Employment: Except as provided in Section 6 of the Plan, this Award shall be canceled, and no payment shall be payable hereunder, if the Participant’s continuous employment or Related Employment with the Company shall terminate for any reason prior to the end of the Award Period.

7.    Successors and Assigns: This Grant shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall request any purchaser of a business unit in which the Participant is employed (a “Purchaser”), to fully assume the obligations of the Company under this Grant. If a Purchaser declines to assume such obligations, the Company shall remain obligated under the terms of this Grant.

8.    Definitions: All terms not otherwise defined herein shall have the same meaning as in the Plan.

9.    Withholding: The Participant agrees to make appropriate arrangements with the Company for satisfaction of any applicable income tax withholding requirements, including the payment to the Company, at the termination of the Award Period (or such earlier or later date as may be applicable under the Code), of all such taxes and other amounts, and the Company shall be authorized to take such action as may be necessary, in the opinion of the Company’s counsel (including, without limitation, withholding amounts from any compensation or other amount owing from the Company to the Participant), to satisfy all obligations for the payment of such taxes and other amounts.

10.    Reduction of the Award: Notwithstanding anything to the contrary herein, the Board, in its sole discretion (but subject to applicable law), may reduce any amounts payable to the Participant in order to satisfy any liabilities owed to the Company by the Participant.

11    Clawback Policy: Amounts paid pursuant to this Grant are subject to clawback by OneBeacon pursuant to the Clawback Policy adopted by the Board of Directors of the Company on June 16, 2010. The Clawback Policy provides that, in the event of a restatement of the financial statements of the Company for failure to comply with the federal securities laws due to misconduct of the Participant, the Board of Directors of the Company may require the Participant to reimburse the Company for all or a portion of his or her Award Payment; provided, however, that in the event of fraud, the Participant shall reimburse the Company for all of his or her Award Payment.

12.    No Right to Continued Employment: Neither the Plan nor this Grant shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any of its subsidiaries. Further, the Company may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Grant, except as otherwise expressly provided in the Plan and in this Grant. In addition, nothing herein shall obligate the Company to make future Grants to the Participant.

13.    Award Subject to Plan: By entering in this Grant the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan, understands the terms of the Plan and this Award and that this Award is subject to all of the terms and provisions set forth in the Plan and in this Grant and accepts this Performance Share Award subject to all such terms and conditions which are incorporated herein by reference, including, but not limited to, the eligibility requirement to execute a Confidentiality and Nonsolicitation Agreement. In the event of a conflict between any term or provision contained in this Grant and a terms or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

14.    Designation of Beneficiary by Participant: A Participant may name a beneficiary to receive any payment to which he/she may be entitled in respect of this Award in the event of his/her death, by notifying the Company. A Participant may change his/her beneficiary from time to time in the same manner. If the Participant has not designated a beneficiary or if no designated beneficiary is living on the date on which any amount becomes payable to a Participant’s beneficiary, that amount shall be paid to the Participant’s estate.

15.    No Rights as Shareholder: You will not be considered a shareholder of the Company for any purpose with respect to this Award unless and until shares of Stock are issued to you in settlement of this Award.

16.    Compliance with Section 409A of the Internal Revenue Code: Notwithstanding anything in this Agreement to the contrary, to the extent that this Agreement constitutes a nonqualified deferred compensation plan to which Internal Revenue Code Section 409A applies, the administration of this Award (including time and manner of payments under it) shall comply with Section 409A.

17.    Dilution and Other Adjustments: In the event of any change in the Outstanding Shares of the Company by reason of any stock split, stock or extraordinary cash dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of Shares or other similar event, or in the event of an extraordinary cash dividend or other similar event, and if the Committee shall determine, in its sole discretion, that such change equitably requires an adjustment in the number or kind of Shares that may be issued under the Plan pursuant to Section 3 and subject to this Award, in the target number of Performance Shares which have been awarded to you, including by payment of cash to you, in any measure of performance, or in any other terms that the Committee determines equitably require adjustment, then such adjustment shall be made by the Committee and shall be conclusive and binding for all purposes of the Plan and this Award.

18.    Notices: Any notice necessary under this Grant shall be addressed to the Company and to the Participant at the address appearing in the personnel records of the Company for such Participant or to either party at such other address as such party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

19.    Governing Law: This Agreement shall be governed by and construed in accordance with the laws of Bermuda.

20.    Signature in Counterparts: This Grant may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Grant as of the day and year first above written.

PARTICIPANT		ONEBEACON INSURANCE GROUP, LTD.

By:		By:
	<First Name> <Last Name>		T. Michael Miller
President and Chief Executive Officer

Date

Award Details:
2014-2016 Performance Share Plan
<# Shares> Shares Granted

Annex

Key Definitions

Terms used in this Grant shall have the following meanings:

Actual Value shall mean:

i)	the number of Performance Shares granted, times

ii)	the Performance Percentage, times
iii)      (a) the Market Value of a Share at the date that the Compensation Committee certifies the Performance Percentage, plus (b) the per share equivalent of Dividends Paid in the period February 25, 2014 to the date that the Compensation Committee certifies the Performance Percentage.

Growth in Book Value per Common Share shall mean:

The annual internal rate of return produced by a) the Change in Per Share GAAP Shareholders Equity plus b) Dividends Paid during the period. For purposes of this calculation the following definitions should be used:

i)
Change in Per Share GAAP Shareholders’ Equity - (a) the Company’s GAAP Shareholders’ Equity at the end of the period (measured on an as converted/as diluted basis) divided by (b) the number of as converted / as diluted common shares of the Company outstanding at the end of the period, minus (c) the Company’s GAAP Shareholders’ Equity at the beginning of the period (measured on an as converted/as diluted basis) divided by (d) the number of as converted / as diluted common shares of the Company outstanding at the beginning of the period,

ii)	Dividends Paid - the per share dividends paid on the Company’s Common Shares over the period.
Market Value shall mean:

the average closing price of the company’s Shares calculated using the closing price of the Shares on each of the five (5) trading days preceding the date that the Compensation Committee certifies the Performance Percentage.

Performance Percentage shall mean:

a percentage of no less than 0% and no more than 200%, which percentage was determined by the Committee, as outlined in paragraph four (4) of this Performance Share Grant.

Performance Period shall mean:

Each of the fiscal years of the Company ending December 31, 2014, 2015 and 2016, respectively.

Performance Share shall mean:

a performance share granted to participant under the Company’s Long-Term Incentive Plan having the financial equivalence of one Class A common share of the Company, conditioned upon the attainment of the specified Performance Objective(s) over the specified Award Period.